Exhibit 10.98 a

ASPECT COMMUNICATIONS CORPORATION

SEPARATION AGREEMENT AND MUTUAL RELEASE

     This Separation Agreement (“Agreement”) is made by and between Aspect Communications Corporation, a California corporation (the “Company”), and Beatriz Infante (“Ms. Infante” or “Employee”).

     WHEREAS, Ms. Infante is employed by the Company pursuant to the terms of an employment letter agreement dated February 28, 2003 (the “Employment Agreement”); and

     WHEREAS, Ms. Infante’s employment with the Company is being terminated and in full accordance with the terms of the Employment Agreement, Ms. Infante and the Company have mutually agreed to release each other from any claims arising from or related to the employment relationship.

     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Ms. Infante (collectively referred to as the “Parties”) hereby agree as follows:

     1.     Transition and Termination of Employment. Ms. Infante and the Company acknowledge and agree that Ms. Infante will no longer serve as President and Chief Executive Officer and as director of and Chairman of the Board of Directors of the Company (and as an officer and/or director of any other entity which is deemed to be an affiliate of the Company) effective on August 14, 2003 (the “Transition Date”) and shall terminate her employment with the Company effective on October 1, 2003 (the “Separation Date”). For the period from the Transition Date through the Separation Date, Ms. Infante will work from outside the office and will make herself reasonably available to provide transition assistance as required by the Company.

     2.     Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of the Company’s obligations to Ms. Infante under the Employment Agreement, and provided this Agreement is signed by Ms. Infante and not revoked under Section 7 herein, and further provided that Ms. Infante remains in full compliance with her obligations to the Company under this Agreement, the Company agrees to provide the following separation benefits to Ms. Infante:

          (a)     Following the Separation Date, the Company shall pay as severance to Ms. Infante her regular base salary plus her full annual target bonus, in equal proportionate amounts, at the rates in effect as of the Separation Date (each a “Severance Payment” and collectively, the “Severance Payments”), for a period of eighteen (18) months (the “Severance Period”). Each Severance Payment shall be reduced by applicable tax withholding and shall be paid in accordance with the Company’s regular payroll schedule and practices. The first Severance Payment shall be made on the first regular payroll date following the later of the Separation Date or the Effective Date of this Agreement;

          (b)     If Ms. Infante timely elects to continue her group medical insurance benefits under COBRA, as described in Section 3(a) below, the Company shall pay the applicable COBRA premiums for Ms. Infante and her dependents for the lesser of eighteen (18) months or until she becomes eligible for comparable group medical insurance benefits from another employer or is otherwise ineligible for COBRA continuation coverage; and

          (c)     Subject to the terms and conditions set forth in Section 4 below, the Company shall accelerate the vesting of certain of the stock options held by Ms. Infante as of the Separation Date and shall extend the period of time following the Separation Date in which Ms. Infante shall be allowed to exercise her vested option shares.

     3.     Employee Benefits.

          (a)     Ms. Infante shall continue to receive the Company’s group medical insurance benefits at Company expense until September 30, 2003, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Ms. Infante timely elects to continue her group medical insurance benefits under COBRA following such date, the Company shall pay the applicable COBRA premiums for Ms. Infante and her dependents for the lesser of eighteen (18) months or until she becomes eligible for comparable group medical insurance benefits from another employer or is otherwise ineligible for COBRA continuation coverage. Following such date, Ms. Infante has the right to continue the COBRA coverage at her own expense. Ms. Infante acknowledges and agrees that nothing in this Section 3(a) shall restrict the ability of the Company from changing some or all of the terms of such medical insurance benefits, provided that all similarly situated participants are treated the same.

          (b)     Except as otherwise provided above, Ms. Infante shall not be entitled to participate in any of the Company’s benefit plans or programs offered to employees of the Company after the Separation Date.

     4.     Stock Options.

          (a)     Stock Option Grants. During the period of her employment, the Company granted certain stock options to Ms. Infante, which options are listed on the Options and Awards Summary attached as Exhibit A to this Agreement. (the “Options”). Pursuant to the terms of the existing stock option agreements (the “Option Agreements”) for the Options and the provisions of the stock plan to which the Options are subject, the Options shall continue to vest through the Separation Date.

          (b)     Acceleration of Vesting. In consideration for the release of claims and other obligations set forth in this Agreement, and in full satisfaction of the Company’s obligations to Ms. Infante under the Employment Agreement, the Company shall accelerate, as of the Separation Date, the vesting of all of the unvested Options (the “Accelerated Shares”) held by Ms. Infante and such Accelerated Shares shall be exercisable by Ms. Infante in eighteen (18) equal monthly installments over the Severance Period, subject to Ms. Infante’s continued compliance with the terms of this Agreement, including but not limited to, the covenants set forth in Sections 9(e) and (f) below. Ms. Infante acknowledges and agrees that if the Company determines at any point during the Severance Period that she is not in compliance with her obligations to the Company under this Agreement, Ms. Infante will forfeit her right to exercise any of the Accelerated Shares that have not become exercisable pursuant to this Section 4(b).

          (c)     Extended Exercise Period for Vested Options. In consideration for the release of claims and other obligations set forth in this Agreement, and in full satisfaction of the Company’s obligations to Ms. Infante under the Employment Agreement, all vested Options held by Ms. Infante, including the Accelerated Shares, shall remain exercisable until the ninetieth (90th) day following the date on which the final installment of the Accelerated Shares becomes exercisable. In no event however, shall any Option be exercisable following the expiration of the original term of such Option. Ms. Infante acknowledges and agrees that the Options that qualify as Incentive Stock Options as of the Separation Date shall retain such incentive stock option status for three (3) months after the Separation Date, after which such options shall be treated for tax purposes as non-statutory stock options.

          Except as set forth in this Section 4 and the Option Agreements, Ms. Infante acknowledges that she has no right, title or interest in or to any shares of the Company’s capital stock under the Employment Agreement, the Option Agreements, or any other agreement (oral or written) with the Company.

     5.     No Other Payments Due. Ms. Infante and the Company agree that the Company shall pay to Ms. Infante on or before the Separation Date all salary, accrued vacation and other sums as are then due to Ms. Infante. By executing this Agreement, Ms. Infante hereby acknowledges receipt of all such payments as received and acknowledges that, in light of the payment by the Company of all wages due to Ms. Infante, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provided in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

     6.     Release of Claims. In consideration for the obligations of both parties set forth in this Agreement, Ms. Infante and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

          (a)     any and all claims relating to or arising from Ms. Infante’s employment relationship with the Company and the termination of that relationship;

          (b)     any and all claims relating to, or arising from, Ms. Infante’s right to purchase, or actual purchase of shares of stock of the Company;

          (c)     any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

          (d)     any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Americans with Disabilities Act of 1990;

          (e)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (f)     any and all claims for attorneys’ fees and costs.

     The Company and Ms. Infante agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any payments or benefits receivable, or obligations incurred or specified under this Agreement, or claims under the Indemnification Agreement described in Section 16 of this Agreement, California Labor Code Section 2802, or any other right to indemnification based on acts in the course and scope of Ms. Infante’s employment with the Company.

     7.     Acknowledgment of Waiver of Claims under ADEA. Ms. Infante acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Ms. Infante and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Ms. Infante acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Ms. Infante was already entitled. Ms. Infante further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke the Agreement (the “Revocation Period”). This Agreement shall not be effective until the Revocation Period has expired. Nothing in this Agreement prevents or precludes Ms. Infante from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

     8.     Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Ms. Infante and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Ms. Infante and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

     9.     Employee Covenants.

          (a)     Confidential Information. Ms. Infante represents and warrants that she has not breached her obligations to the Company under the terms of the Confidential Information and Inventions Assignment Agreement she executed on October 22, 1998 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B. Ms. Infante understands and agrees that her obligations to the Company under the Confidentiality Agreement survive the termination of her relationship with the Company under this Agreement.

          (b)     Confidentiality of this Agreement. The Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this

Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, except as may be or has been disclosed in a press release and except for disclosures required by law or necessary to effectuate the terms of this Agreement. Ms. Infante understands and acknowledges that Company may be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in Company’s next proxy statement. The Parties agree to take every precaution to disclose Separation Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

          (c)     SEC Reporting/Insider Trading Compliance. Ms. Infante will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities and Exchange Commission as they relate to required information with respect to Ms. Infante. Further, Ms. Infante will remain in compliance with the terms of the Company’s insider trading program with respect to purchases and sales of the Company’s stock.

          (d)     Cooperation in Litigation. For a period of eighteen (18) months following the Separation Date, Ms. Infante agrees to make herself reasonably available to provide information and assistance to the Company in any disputes, lawsuits, or complaints brought against the Company by third parties, including, but not limited to making herself reasonably available to provide testimony and serve as a witness, and subject to reimbursement of her reasonable expenses incurred in having to provide testimony and serve as a witness. Ms. Infante further agrees that she will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, its officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns (the “Releasees”), unless under a subpoena or other court order to do so, or as required by law. Nothing in this paragraph (d) shall preclude or restrict in any way Ms. Infante from cooperating with, or assisting in, any governmental, administrative, or regulatory investigation, inquiry or review of the Releasees. Except as precluded by law, or at the request of any governmental, administrative, or regulatory agency or office that disclosure not occur, Ms. Infante agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Ms. Infante shall state no more than that she cannot provide counsel or assistance.

          (e)     Noncompetition. For a period of eighteen (18) months following the Separation Date, Ms. Infante agrees that she will not (i) enter into or participate in the business of developing, marketing and servicing hardware and software related to contact centers, including those involving voice-over IP, traditional telephony, e-mail, voicemail, Web, fax, and wireless business communications of the type developed, marketed or serviced or being developed or proposed to be developed, marketed or serviced by the Company as of the date of termination of employment (the “Restricted Business”) or (ii) directly or indirectly own, manage, operate, control or otherwise engage or participate in, or become connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant in any entity or business, or any division, group or other subset of any business, engaged in the Restricted Business, other than through investments made by a third party on Ms. Infante’s behalf pursuant to discretionary investment authority. To the maximum extent allowed under applicable law, the restrictions set forth in this Section 9(e) shall apply worldwide. Ms. Infante agrees that she will be able to earn a livelihood without violating the restrictions set forth in this

Section 9(e). Ms. Infante agrees that the character, duration and geographical scope of this Section 9(e) are reasonable in light of the circumstances as they exist on the date of this Agreement.

          (f)     Nonsolicitation. For a period of eighteen (18) months following the Separation Date, Ms. Infante agrees that she will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for her own benefit or for the benefit of any other person or entity. Further, Ms. Infante agrees that she will not use any confidential or proprietary information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to solicit or influence any client, customer or other person either directly or indirectly, to direct his, her or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Ms. Infante agrees that she will be able to earn a livelihood without violating the restrictions set forth in this Section 9(f). Ms. Infante agrees that the character and duration of this Section 9(f) are reasonable in light of the circumstances as they exist on the date of this Agreement.

     10.     Non-Disparagement; Responses to Inquiries. Ms. Infante agrees to refrain from any knowing disparagement or defamation of the Company or its officers or directors, or tortious interference with the contracts and relationships of the Company. Ms. Infante agrees that she will respond to any inquiries from employees, investors, customers and the media that she “left to pursue other business interests, enjoyed the opportunity to contribute to the Company as Chairman and Chief Executive Officer and wishes the Company the best of luck in its future endeavors.” The Company agrees to refrain from any knowing disparagement or defamation of Ms. Infante, or tortious interference with the contracts and relationships of Ms. Infante. The Company agrees that it will respond to any inquiries from employees, investors, customers, prospective employers and the media regarding Ms. Infante’s departure from the Company with a statement that “Ms. Infante has left the Company to pursue other business interests. The Company is grateful for her contributions as Chief Executive Officer and as Chairman of the Board of Directors of the Company and wishes her the best of luck in her future endeavors.”

     11.     Breach of this Agreement. Ms. Infante acknowledges that upon material breach of any provision of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Ms. Infante agrees that in addition to any other remedies which the Company may have for any material breach of this Agreement or otherwise, including termination of the Company’s obligations to provide the separation benefits as described in Sections 2, 3 and 4 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance, injunctions and restraining Ms. Infante from committing or continuing any such violation of this Agreement. The Company’s obligations to provide separation benefits as described in Sections 2, 3, and 4 of this Agreement shall not terminate until there has been a determination pursuant to the procedure described in Section 15 below that Ms. Infante materially breached this Agreement. Ms. Infante further agrees that if the Company ceases such payments and benefits as a result of a finding pursuant to Section 15 below that Ms. Infante materially breached this Agreement, the waiver and release set forth in this Agreement shall remain in full force and effect at all times in the future.

     12.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Ms. Infante represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     13.     No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement, the exhibits hereto and the Option Agreements.

     14.     Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     15.     Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the Parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The Company shall pay the costs of the arbitration proceeding, provided however that each Party shall, unless otherwise determined by the arbitrator, bear its or her own attorneys’ fees and expenses. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 15, without breach of the arbitration provision. This Section 15 shall not apply to the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

     16.     Indemnification. The Indemnification Agreement entered into by Ms. Infante and the Company, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference, shall remain in effect following the Separation Date in accordance with the terms of such agreement. In addition, subject to Ms. Infante providing reasonable cooperation to the Company and its insurance brokers in the insurance underwriting process, the Company shall continue Ms. Infante as an insured under all applicable directors and officers liability insurance policies that have been purchased, or will be purchased, for a period of eighteen (18) months following the Separation Date.

     17.     Entire Agreement. This Agreement, and the exhibits hereto, and the Option Agreements represent the entire agreement and understanding between the Company and Ms. Infante concerning Ms. Infante’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Ms. Infante’s relationship with the Company and her compensation by the Company, including but not limited to the Employment Agreement and the Change of Control Agreement.

     18.     No Oral Modification. This Agreement may only be amended in writing signed by Ms. Infante and the Company.

     19.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

     20.     Effective Date. This Agreement is effective upon the expiration of the Revocation Period described in Section 7 and such date is referred to herein as the “Effective Date.”

     21.     Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     22.     Assignment. This Agreement may not be assigned by Ms. Infante or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Ms. Infante. Notwithstanding said assignment, the Company shall remain jointly and severally liable, together with the assignee, for all of the Company’s obligations under this Agreement, including, but not limited to, the Company’s obligations pursuant to Sections 2, 3, and 4 of this Agreement.

     23.     Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)     they have read this Agreement;

          (b)     they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c)     they understand the terms and consequences of this Agreement and of the releases it contains; and

          (d)     they are fully aware of the legal and binding effect of this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Mutual Release on the respective dates set forth below.

Aspect Communications Corporation

Dated as of 9/26, 2003	By:	/s/ Gary A. Wetsel

	Title:	EVP-CFO

Beatriz Infante, an individual

Dated as of 9/26, 2003	/s/ Beatriz V. Infante

Beatriz Infante

EXHIBIT A

OPTIONS AND AWARDS SUMMARY

EXHIBIT B

CONFIDENTIALITY AGREEMENT

EXHIBIT C

INDEMNIFICATION AGREEMENT